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                                                                    EXHIBIT 10.5

[LETTERHEAD OF QCS.NET APPEARS HERE]

April 30, 1999

Gary Davidson
1852 Coltridge Place
Escondido, California  92029

Dear Gary:

     We are pleased to offer you the position of Vice President of Finance and Chief Financial Officer of QCS.net Corporation (the "Company"), reporting to the Chief Executive Officer of the Company. Your base salary will start at $14,166.67 per month. In addition to your base salary, you shall be eligible for an annual performance bonus of up to $59,500(35% of your annual base salary), which shall be based upon the attainment of certain objectives to be mutually determined by the Chief Executive Officer and you. We would anticipate your start date to be no later than June 1, 1999, and will work to permit you to concurrently fulfill any remaining reasonable commitments from your current position.

     Upon commencement of your employment (the "Effective Date") the Company will grant you a stock option to purchase 300,000 shares of the Company's
Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the Effective Date, which option shall vest over a period of four (4) years at the rate of 25% per year on each anniversary of the Effective Date.

     As a regular employee of the Company, you will be eligible for four (4) weeks of vacation per year, coverage under the Company's group medical and dental plans, and the other benefits that the Company provides from time to time to comparable employees. In addition, during the term of your employment the Company will pay the cost of your universal life insurance coverage, up to a maximum of $2,500 per year. You will also be reimbursed for all reasonable business expenses, including commuting expenses for travel between San Diego and San Jose, subject to your compliance with the Company's reimbursement policies.

     Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations which have been made or which may be made to you are superseded by this offer. This provision can only be changed or revoked in a formal written contract signed by the Chief Executive Officer of the Company, and cannot be changed by any express or implied agreement based on statements or actions.

     This letter sets forth the entire agreement between you and the Company. Once signed by you and ratified by the Company's Board of Directors, it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations. Any additions or modifications of these terms would have to be in writing and signed by yourself and the Chief Executive Officer. Your employment pursuant to this offer is contingent upon you executing the enclosed Proprietary Information and Inventions Agreement, upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, and upon your continued compliance with the Company's policies and procedures as established from time to time.


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                                       2

     I am very excited about the opportunity to work together again. I believe that with the proper team and level of dedication, we will build a successful business together in the exciting world of the Internet. If you accept the above-described offer, please return to me a signed copy of this letter and the executed Proprietary Information and Inventions Agreement. This offer, if not accepted, will expire on May 6, 1999.

Sincerely,

QCS.NET CORPORATION

By:   /s/ Sean Maloy
   ______________________
     Sean Maloy,
     Chief Executive Officer

I accept this offer:

       /s/ Gary Davidson
______________________________                         ________________
Gary Davidson                                          Date

cc:  Marcel VanHeesewijk
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                         Offer Letter to Gary Davidson

                                  Addendum A

     Should Sean Maloy cease to be employed by QCS.net for any reason other than termination for cause, Gary Davidson will be entitled to six months severance pay should he also cease to be employed by QCS.net for any reason other than termination for cause.

     The exercise price for the stock option to purchase 300,000 shares of the Company's Common Stock will be at an exercise price equal to the closing price of the Company's Common Stock on the date of employment. Any stock options which have not vested will be accelerated and treated as fully vested at any time during the four year vesting period if there is a change in control of the Company.



These amendments to the Offer Letter are accepted by:



    /s/ SEAN MALOY                                   /s/ GARY DAVIDSON
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    Sean Maloy                                       Gary Davidson
    Chief Executive Officer


                                                      5-5-99
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    Date                                              Date